Exhibit 99.4

CONSENT OF PIPER JAFFRAY & CO.

Board of Directors

Patterson-UTI Energy, Inc.

10713 West Sam Houston Parkway North, Suite 800

Houston, Texas 77064

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated December 12, 2016, to the Board of Directors of Patterson-UTI Energy, Inc., a Delaware corporation (the “Company”), as Annex C of Amendment No 1 to the joint proxy statement/prospectus contained in that certain Registration Statement of the Company on Form S-4 (the “Registration Statement”) relating to the proposed agreement and plan of merger involving the Company and Seventy Seven Energy Inc., and references made to our firm and such opinion in the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ Piper Jaffray & Co.

February 23, 2017

Houston, Texas